Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report on the audited financial statements of 2050 Motors, Inc. as of December 31, 2013 included in this Current Report on Form 8-K of 2050 Motors, Inc. (formerly Zegarelli Group International, Inc.).

Farber Hass Hurley LLP

Chatsworth, California

May 8, 2014